EXHIBIT 99.1

Certification of Chief Executive Officer Pursuant to

Section 111(b)(4) of the Emergency Economic Stabilization Act of 2008.

I, Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (“WesBanco”), certify, based on my knowledge, that:

(i)-(v) Do not apply to WesBanco because WesBanco repurchased all of the preferred stock issued to the Treasury prior to September 14, 2009;

(vi) WesBanco has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) WesBanco has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending September 9, 2009, the date WesBanco repurchased all of the preferred stock issued to the Treasury;

(viii) WesBanco has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending September 9, 2009, the date WesBanco repurchased all of the preferred stock issued to the Treasury;

(ix) Does not apply to WesBanco because WesBanco repurchased all of the preferred stock issued to the Treasury prior to September 14, 2009;

(x) Pursuant to Rule 14a-20 under the Securities Exchange Act of 1934, as amended, does not apply to WesBanco because WesBanco repurchased all of the preferred stock issued to the Treasury on September 9, 2009;

(xi) WesBanco will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) WesBanco will disclose whether WesBanco, the Board of Directors of WesBanco, or the Compensation Committee of the Board of Directors of WesBanco has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) WesBanco has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending September 9, 2009, the date WesBanco repurchased all of the preferred stock issued to the Treasury;

(xiv) WesBanco has substantially complied with all other requirements related to employee compensation that are provided in the agreement between WesBanco and Treasury, including any amendments;

(xv) WesBanco has submitted to Treasury a complete and accurate list of SEOs and the twenty next most highly compensated employees for the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date: March 9, 2010	/s/ Paul M. Limbert
Paul M. Limbert
President and Chief Executive Officer